Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated January 18, 2019, relating to the statement of assets and liabilities of Cohen & Steers Preferred Securities and Income SMA Shares, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 18, 2019